Exhibit 99.1

[NorthWestern Corporation Letterhead]

January 11, 2006

Mr. Philip Falcone
Harbert Distressed Investment Master Fund Ltd.
555 Madison Avenue, 16th Floor
New York, NY 10022

Dear Mr. Falcone:

The Board of Directors of Northwestern Corporation is in receipt of your letter of January 5, 2006.  Regrettably, the letter contains a number of misstatements.

We assume you are aware of our public statements reporting the on-going, deliberate exploration of strategic alternatives being conducted under the supervision of the Board of Directors. While we are well aware of your demand for an immediate transaction, we continue to believe that a deliberate exploration of all strategic alternatives intended to maximize shareholder value, including continued execution of our strategic plan, is the best course of action.  As reported publicly, a number of interested parties have expressed an interest in exploring a possible transaction with us and to that end have executed confidentiality agreements with standstill provisions.  The process is working and is in accordance with the highest standards of corporate governance.

Contrary to your letter’s assertion, we have not rebuffed various offers.  The Board rejected the offer from Montana Public Power, Inc.—twice— due to inadequacy of price and other factors calling into question its ability to close the transaction it proposed.   No action has been taken on the proposal from Black Hills Corporation because of its unwillingness to enter into the confidentiality and standstill agreement that other interested parties have executed.  If Black Hills is willing to enter into the same agreement as other potential purchasers, we would be willing to proceed with them.  We are surprised at your suggestions to the contrary, as we have long stated these facts publicly.

Our adoption of the shareholders rights plan was not only justified, it is entirely consistent with the best interests of all our shareholders. We are sure your legal counsel can advise you concerning the provisions of the plan, which are quite customary for plans of its type, as well as how it impacts your planned activities.  We note that, contrary to your letter’s insinuations, the plan has no effect on Harbert’s ability to solicit proxies for the forthcoming annual shareholders’ meeting in accordance with law.

With respect to the 2006 annual meeting of shareholders, we have not determined the date.  We note that the last annual meeting was held in July, scarcely six months ago.

The Board is well aware of Harbert’s demand for an immediate transaction with little regard to the long-term interests of the company, other shareholders, our customers, or employees. We strongly believe that the deliberate exploration of all strategic alternatives that our Board is conducting is the best approach to maximize the interests of all our shareholders, as well as our customers, employees and the communities we serve.  It is our intent to continue to work through this careful, thoughtful and deliberate process.

Very truly yours,

The NorthWestern Board of Directors